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                                                                     Exhibit (n)



INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of Eaton Vance Enhanced Equity Income Fund on Form N-2 filed by the Fund under the Securities Act of 1933, as amended (the "Act") (Registration No. 333-118180) and under the Investment Company Act of 1940, as amended (the "1940 Act") (Registration No. 811-21614) of our report dated October 8, 2004, relating to the financial statements of Eaton Vance Enhanced Equity Income Fund as of October 7, 2004, in the Statement of Additional Information which is part of such registration statement.

We also consent to the references of our Firm under the heading "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP
-------------------------

Boston, Massachusetts
October 22, 2204